Exhibit 99.1

DATE: September 14, 2004

FOR IMMEDIATE RELEASE

AMERICAN MEDICAL SYSTEMS SIGNS CROSS-LICENSING
AGREEMENT WITH MENTOR CORPORATION

Patent Litigation Suits Dismissed
Under Separate Agreement

     MINNEAPOLIS, September 14, 2004 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) announced today that it has entered into a patent cross-licensing agreement with Mentor Corporation. The companies have also agreed to dismiss their respective lawsuits against each other.

     Under the agreements, the companies are cross-licensing patents related to the field of female pelvic health. Both companies will thereby be allowed to concentrate their efforts on innovation for the benefit of both physicians and their patients. The two companies have also agreed to the formal dismissal of the lawsuits filed in October 2003 and February 2004 by the two companies.

     “American Medical Systems sees this arrangement as evidence of both companies’ interest in bringing innovative treatments to the field of female pelvic health. This arrangement will allow us to focus more resources on the development of the curative treatments needed by millions of women each year,” said Douglas W. Kohrs, Chairman and Chief Executive Officer of American Medical Systems.

     Joshua H. Levine, President and Chief Executive Officer of Mentor Corporation, commented, “Mentor is focused on expanding its innovative product offering used to treat many of the unmet health needs that affect millions of women in the United States and abroad. This agreement provides us with greater access to technology for the surgical treatment of women’s health disorders and we are pleased to put this dispute behind us.”

     Under the cross-licensing agreement, American Medical Systems will make a one-time payment to Mentor for access to the ‘211 patent, a method patent covering the transobturator surgical approach. The Company does not expect this to materially impact its projected financial results.

American Medical Systems September 14, 2004	Page 2 of 2

American Medical Systems

     American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, and other pelvic disorders in men and women. Although not life threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat over 100,000 patients in 54 countries during the last year. More information about the Company and its products may be found at www.AmericanMedicalSystems.com.

Forward-Looking Statements

     Statements about the company’s future product availability and sales are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, physician acceptance, endorsement, and use of the company’s products, competitor activities, changes in reimbursement rates, and potential product recalls. These risks and others are more fully described in the company’s Annual Report on Form 10-K for the year ended January 3, 2004, and its other SEC filings. Actual results may differ materially from anticipated results.

# # #

Contact:	Carmen Diersen Executive Vice President and Chief Financial Officer 952-930-6495 Carmen.Diersen@AmericanMedicalSystems.com